Exhibit 23.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Arbinet Corporation Registration Statement on Form S-4 (No. 333-            ), pertaining to its 2004 Stock Incentive Plan, as amended, of our report dated March 17, 2010, with respect to the consolidated financial statements and schedule of Arbinet Corporation (formerly known as Arbinet-thexchange, Inc.) and subsidiaries, included in the Annual Report on Form 10-K for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Friedman LLP

East Hanover, New Jersey

December 17, 2010